Exhibit 4.5

GUARANTEE AGREEMENT, dated as of November 20, 2014 (as amended from time to time, this “Guarantee Agreement”), made by Walgreen Co., an Illinois corporation (the “Guarantor”), in favor of (a) the Holders of (i) £400,000,000 of 2.875% Notes due 2020, (ii) £300,000,000 of 3.600% Notes due 2025 and (iii) €750,000,000 of 2.125% Notes due 2026 (collectively, the “Notes”), in each case, of Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”), (b) Wells Fargo Bank, National Association (together with its successors and assigns, the “Trustee”), as trustee under the Indenture (as defined below; unless otherwise defined herein, capitalized term shall have the meanings assigned to them in the Indenture) with respect to the Notes and (c) Deutsche Bank Trust Company Americas, in its capacity as paying agent for the Notes (together with its successors and assigns, the “Paying Agent”).

WITNESSETH:

WHEREAS, on August 2, 2012, the Guarantor completed the initial investment contemplated by the Purchase and Option Agreement dated June 18, 2012, as amended on August 5, 2014 (the “Amendment”), by and among the Guarantor, Alliance Boots GmbH and AB Acquisitions Holdings Limited (as amended by the Amendment, the “Purchase and Option Agreement”), which resulted in the Guarantor’s acquisition of 45% of the issued and outstanding share capital of Alliance Boots GmbH.

WHEREAS, the Purchase and Option Agreement also provided, among other things and subject to the satisfaction or waiver of specified closing conditions, that the Guarantor had the right, but not the obligation, to acquire the remaining 55% of the issued and outstanding share capital of Alliance Boots GmbH (the “Call Option”) in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of the Guarantor’s common stock (or, if the Reorganization (as defined below) is consummated, 144,333,468 shares of the Company’s common stock rather than the Guarantor’s common stock), subject to certain specified adjustments (the “Second Step Transaction”).

WHEREAS, pursuant to the Amendment, the Call Option became exercisable by the Guarantor on August 5, 2014, and the Guarantor, through an indirect wholly owned subsidiary to which it previously assigned its rights under the Call Option, exercised the Call Option on August 5, 2014.

WHEREAS, in connection with consummation of the Second Step Transaction, the Company has issued the Notes, the proceeds of which will be used, among other things, to fund a portion of the cash consideration payable in connection with the Second Step Transaction.

WHEREAS, the Guarantor desires to execute this Guarantee Agreement in connection with the Company’s issuance of the Notes in consideration, among other things, of the benefits the Guarantor will obtain as a result of the consummation of the Second Step Transaction.

NOW, THEREFORE, in consideration of the aforesaid premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Guarantor hereby agrees as follows:

Section 1. Guarantee. The Guarantor hereby fully and unconditionally guarantees (the “Guarantee”) to each Holder of the Notes, to the Trustee and to the Paying Agent, on an

unsecured, unsubordinated basis, the full and prompt payment of principal of, premium, if any, interest on, and Additional Amounts, if any, with respect to, each series of Outstanding Notes when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, including all fees and expenses due and owing to the Trustee and the Paying Agent pursuant to the terms of the Indenture dated as of the date hereof (as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof and, with respect to any Security, including each series of the Notes, by the terms and provisions of such Security established pursuant to Section 3.1 thereof (as such terms and provisions may be amended pursuant to the applicable provisions thereof), the “Indenture”), between the Company and the Trustee (collectively, the “Obligations”). The Guarantee hereunder constitutes a guarantee of payment and not of collection.

Section 2. Guarantee Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Notes with respect thereto. The liability of the Guarantor under the Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Indenture, the Notes or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture; or

(c) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor (other than a defense of payment in full and other than as set forth in Section 3 hereof).

Section 3. Termination of Guarantee.

(a) From and after the consummation of the Reorganization, this Guarantee Agreement will automatically terminate, and the obligations of the Guarantor hereunder will be unconditionally released and discharged, if and when (i) the aggregate outstanding principal amount of Capital Markets Indebtedness (as defined below), including the Existing Notes (as defined below), and Commercial Bank Indebtedness (as defined below), in each case, of the Guarantor is less than $2,000,000,000 and (ii) the Guarantor does not guarantee any Capital Markets Indebtedness (other than the Notes or the U.S. Dollar Notes) or Commercial Bank Indebtedness, in each case, of the Company.

(b) In addition, this Guarantee Agreement will automatically terminate, and the obligations of the Guarantor hereunder will be unconditionally released and discharged, if and when the Walgreens Merger (as defined below) is consummated.

(c) Further, this Guarantee Agreement will automatically terminate, and the obligations of the Guarantor hereunder will be unconditionally released and discharged, with respect to any series of Outstanding Notes, upon (i) repayment of such series of Outstanding

Notes in full (including, without limitation, pursuant to the provisions of the Indenture relating to special mandatory redemption), (ii) the satisfaction and discharge of the Indenture with respect to such series of Outstanding Notes or (iii) the defeasance or covenant defeasance of such series of Outstanding Notes in accordance with the terms of the Indenture.

(d) Once released in accordance with its terms, this Guarantee Agreement will not subsequently be required to be reinstated for any reason.

(e) As used herein:

(i) “Capital Markets Indebtedness” means any indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act of 1933, as amended, or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act of 1933, as amended, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the Commission. The term “Capital Markets Indebtedness” shall not, for the avoidance of doubt, be construed to include any indebtedness issued to institutional investors in a direct placement of such indebtedness that is not resold by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten persons (provided that multiple managed accounts and affiliates of any such persons shall be treated as one person for the purposes of this definition) shall be deemed not to be so underwritten or resold), or any indebtedness under the New Credit Agreements (as amended or refinanced from time to time), Commercial Bank Indebtedness, capitalized lease obligation or recourse transfer of any financial asset or any other type of indebtedness incurred in a manner not customarily viewed as a “securities offering.”

(ii) “Commercial Bank Indebtedness” means indebtedness for borrowed money (including undrawn commitments in respect thereof) owed to commercial banks under financing arrangements comparable to the New Credit Agreements (including such arrangements on a bilateral basis, but excluding indebtedness under the New Credit Agreements).

(iii) “Existing Notes” means the (i) 1.000% Notes due 2015, (ii) 1.800% Notes due 2017, (iii) 5.250% Notes due 2019, (iv) 3.100% Notes due 2022 and (v) 4.400% Notes due 2042, in each case, issued by the Guarantor and outstanding on November 10, 2014.

(iv) “New Credit Agreements” means (i) that certain Revolving Credit Agreement, dated as of November 10, 2014, among the Guarantor, the Company, Bank of America, N.A., as administrative agent, HSBC Securities (USA) Inc., as syndication agent, and the lenders party thereto, and (ii) that certain Term Loan Agreement, dated as of November 10, 2014, among the Guarantor, the Company, Bank of America, N.A., as administrative agent, HSBC Bank plc, as syndication agent, and the lenders party thereto.

(v) “U.S. Dollar Notes” means each series of U.S. dollar denominated, unsecured, unsubordinated notes issued or to be issued by the Company to fund a portion of the cash consideration payable in connection with the Second Step Transaction, to refinance substantially all of Alliance Boots GmbH’s and its consolidated subsidiaries’ total borrowings, and/or to pay related fees and expenses, and a portion of the net proceeds from the sale of which, following the completion of the Second Step Transaction, may also be used for general corporate purposes.

Section 4. Waiver; Subrogation.

(a) The Guarantor hereby waives notice of acceptance of the Guarantee, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding filed first against the Company, protest or notice with respect to the Notes or the indebtedness evidenced thereby and all demands whatsoever.

(b) The Guarantor shall be subrogated to all rights of the Trustee or the Holders of any Notes against the Company in respect of any amounts paid to the Trustee or such Holder by the Guarantor pursuant to the provisions of this Guarantee Agreement; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations shall have been paid in full.

Section 5. No Waiver; Remedies. No failure on the part of the Trustee or any Holder of any series of Notes to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 6. Transfer of Interest. This Guarantee Agreement shall be binding upon the Guarantor, and its successors, transferees and assigns, and shall inure to the benefit of and be enforceable by any Holder of Notes, the Trustee, the Paying Agent and by their respective successors, transferees and assigns, pursuant to the terms hereof. This Guarantee Agreement shall not be deemed to create any right in, or to be in whole or in part for the benefit of, any other person.

Section 7. Amendment.

(a) Without the consent of any Holders of Notes, the Guarantor and the Trustee, at any time and from time to time, may enter into one or more amendments or modifications hereto, for any of the following purposes:

(i) to evidence the succession of another Person to the Guarantor, and the assumption by any such successor of the covenants of the Guarantor contained herein; or

(ii) to add to the covenants of the Guarantor for the benefit of the Holders of all or any series of Notes or to surrender any right or power herein conferred upon the Guarantor with respect to all or any series of Notes; or

(iii) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Guarantee Agreement which shall not adversely affect the interests of the Holders of Notes of each applicable series then Outstanding in any material respect, provided that any amendment made solely to conform the provisions of this Guarantee Agreement to the corresponding description of the Guarantee contained in the applicable prospectus or prospectus supplement for the Notes shall be deemed to not adversely affect the interests of the Holders; or

(iv) to amend or supplement any provision contained herein, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of Notes of each applicable series then Outstanding.

(b) Subject to Section 7(a) above, with respect to each separate series of Outstanding Notes, the Guarantor may and the Trustee shall, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes of each such series affected by such amendment, modification or waiver, by Act of said Holders delivered to the Guarantor and the Trustee, enter into an agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Guarantee Agreement in respect of such series of Outstanding Notes, of modifying in any manner the rights of the Holders of Notes of such series under this Guarantee Agreement, of releasing the Guarantor from any or all of its obligations under this Guarantee Agreement in respect of such series or of waiving any past default hereunder with respect to such series and its consequences; provided, however, that no such agreement, without the consent of the Holder of each Outstanding Note of the series affected thereby, shall modify this Section 7(b) in respect of such series.

(c) No amendment, modification or waiver in respect of this Guarantee Agreement will be effective unless in writing and executed by each of the Guarantor and the Trustee.

(d) Upon the execution of any amendment, modification or waiver under this Section 7, this Guarantee Agreement shall be deemed to be modified and amended in accordance therewith, and such amendment, modification or waiver shall form a part of this Guarantee Agreement for all purposes; and the respective rights, limitation of rights, duties, powers, trusts and immunities under this Guarantee of the Trustee, the Paying Agent, the Guarantor and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be determined, exercised and enforced thereunder to the extent provided therein.

(e) As a condition to executing any amendment, modification or waiver under this Section 7, the Trustee shall receive an Opinion of Counsel stating that such amendment, modification or waiver is authorized or permitted by this Guarantee Agreement and complies with the provisions hereof, and an Officers’ Certificate stating that all conditions precedent to the execution of such amendment, modification or waiver have been fulfilled.

(f) As used herein:

(i) “Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, a President or a Vice President, and by the Chief Financial Officer, the Treasurer or the Secretary of the Guarantor, that complies with the requirements of Section 314(e) of the TIA (as defined below) and is delivered to the Trustee.

(ii) “Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Guarantor or other counsel, that, if required by the TIA, complies with the requirements of Section 314(e) of the TIA.

Section 8. Governing Law. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 9. No Recourse Against Others. A director, officer, employee, stockholder, partner or other owner of the Guarantor, as such, shall not have any liability for any obligations of the Guarantor under this Guarantee Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 10. Covenants.

(a) The Guarantor shall not consolidate or amalgamate with or merge into any other Person (whether or not affiliated with the Guarantor), unless the Guarantor is the surviving Person or the surviving Person (if other than the Guarantor) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume the obligations hereunder. Notwithstanding the foregoing, this Section 10(a) shall not apply to the Walgreens Merger or any transaction in connection therewith or related thereto.

(b) Promptly (and in any event within 10 New York Business Days) after the consummation of the Second Step Transaction, if the Reorganization is not consummated on or prior to the date of the consummation of the Second Step Transaction, the Company will merge with and into the Guarantor (the “Walgreens Merger”), with the Guarantor surviving such merger and expressly assuming, by supplemental indenture satisfactory in form to the Trustee, the due and punctual payment of the principal of and premium, if any, interest on, and Additional Amounts, if any, with respect to all of the Outstanding Securities under the Indenture, and the performance of the Company’s obligations under the Indenture and the Outstanding Securities thereunder. For purposes of this of this clause (b), “New York Business Days” means any day other than a Saturday, Sunday or other day on which banking institutions in New York City or in the city where the Corporate Trust Office of the Trustee is located are authorized or obligated by law, regulation or executive order to close.

(c) From and after the date of the initial issuance of the Notes and until the earlier of (x) the consummation of the Reorganization or (y) the Walgreens Merger, the Guarantor will from time to time transfer additional funds to the Company as necessary for the Company to pay accrued and unpaid interest from and including the date of initial issuance to, but excluding, the Special Mandatory Redemption Date, and the premium component of the Special Mandatory Redemption Price.

(d) As used herein “Reorganization” means the reorganization of the Guarantor into a holding company structure under which Ontario Merger Sub, Inc., a direct wholly owned Subsidiary of the Company will merge with and into the Guarantor (subject to the satisfaction or waiver of specified closing conditions) and the Guarantor will survive such merger as a direct wholly owned Subsidiary of the Company.

Section 11. Limitation on Liability. Any term or provision of this Guarantee Agreement to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates.

Section 12. Separability. In case any provision in this Guarantee Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 13. Headings. The section headings of this Guarantee Agreement have been inserted for convenience of reference only, are not to be considered a part of this Guarantee Agreement and shall in no way modify or restrict any of the terms or provisions hereof.

Section 14. Headings. Notices, Etc., to the Guarantor. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Guarantee Agreement to be made upon, given or furnished to, or filed with, the Guarantor by the Trustee, by the Paying Agent or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Guarantor addressed to the address last furnished in writing to the Trustee by the Guarantor, or, if no such address has been furnished, to Treasurer, 108 Wilmot Road, Deerfield, Illinois 60015.

Section 15. Rights of the Trustee and Paying Agent. Each of the Trustee and the Paying Agent shall have no duties under this Guarantee Agreement other than those expressly set forth herein, and in entering into or in taking (or forbearing from) any action under or pursuant to the Guarantee Agreement, each of the Trustee and the Paying Agent shall have and be protected by all of the rights, powers, immunities, indemnities and other protections granted to it under the Indenture.

Section 16. Counterparts; Effectiveness. This Guarantee Agreement may be executed in any number of counterparts. This Guarantee Agreement shall become effective upon the execution and delivery by the Guarantor of a counterpart hereof.

Section 17. Trust Indenture Act; Application. The Guarantor understands that this Guarantee Agreement may be qualified under the Trust Indenture Act of 1939 (the “TIA”) and any provision of this Guarantee Agreement required by the TIA or deemed to be included in this Guarantee Agreement by virtue of the TIA is hereby incorporated by reference. If any provision hereof limits, qualifies or conflicts with another provision which is required or deemed to be included in this Guarantee Agreement by any of the provisions of the TIA, such required or deemed provision shall control. If any provision of this Guarantee Agreement modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee Agreement as so modified or to be excluded, as the case may be.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

WALGREEN CO.

By:
Name:
Title:

Agreed and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATIONas Trustee

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICASas Paying Agent

By: DEUTSCHE BANK NATIONAL TRUST COMPANY

By:
Name:
Title:

By:
Name:
Title: